                       Renewal of Distribution Agreement
                       ---------------------------------

This Agreement made this 30th day of July, 1999 by and between Nuveen Flagship Multistate Trust III, a Massachusetts business trust (the "Fund"), and John Nuveen & Co. Incorporated, a Delaware corporation (the "Underwriter");

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the "Agreement") pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 1, 1999 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 1, 2000 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 2000 and ratify and confirm the Agreement in all respects.

                                            NUVEEN FLAGSHIP MULTISTATE TRUST III



                                              By: /s/ Gifford R. Zimmerman
                                                  ------------------------------
                                                      Vice President
ATTEST:


/s/ Karen L. Healy
-------------------------------------
    Assistant Secretary
                                              JOHN NUVEEN & CO. INCORPORATED


                                              By: /s/ Larry W. Martin
                                                  ------------------------------
                                                      Vice President
ATTEST:


/s/ Nicholas Dalmaso
-------------------------------------
    Assistant Secretary